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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Hollywood Park, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8, dated October 27, 1995, of Hollywood Park, Inc. of our report dated February 11, 1994 except for the portion of Note 1 dealing with the acquisition of Turf Paradise, Inc. which is as of August 11, 1994 on the consolidated statements of operations, changes in stockholder equity and cash flows of Hollywood Park, Inc. and Subsidiaries for the year ended December 31, 1993, which report appears in the December 31, 1995 annual report on Form 10-K of Hollywood Park, Inc.


                                                           KPMG Peat Marwick LLP

Los Angeles, California
March 27, 1996

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